Exhibit 99.1

UNITED WESTERN BANCORP, INC.
401(k) PLAN
Denver, Colorado

FINANCIAL STATEMENTS
December 31, 2009 and 2008

UNITED WESTERN BANCORP, INC. 401(k) PLAN
Denver, Colorado

FINANCIAL STATEMENTS
December 31, 2009 and 2008

CONTENTS

REPORT OF INDEPENDENT AUDITORS	1

FINANCIAL STATEMENTS

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS	2

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS	3

NOTES TO FINANCIAL STATEMENTS	4

SUPPLEMENTAL SCHEDULE

SCHEDULE H – PART IV, LINE 4i – SCHEDULE OF ASSETS
(HELD AT END OF YEAR) December 31, 2009	13

REPORT OF INDEPENDENT AUDITORS

To the Audit Committee
United Western Bancorp, Inc. 401(k)
Denver, Colorado

We have audited the accompanying statements of net assets available for benefits of United Western Bancorp, Inc. 401(k) Plan (“the Plan”) as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008 and the changes in net assets available for benefits for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2009 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2009 financial statements taken as a whole.

                     /s/ Crowe Horwath LLP
                                            Crowe Horwath LLP
Oak Brook, Illinois
June 28, 2010

1.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2009 and 2008

	2009	2008
ASSETS
Investments at fair value	$9,320,967	$7,586,889
Total assets	9,320,967	7,586,889

LIABILITIES
Excess contributions	20,459	17,490
Total liabilities	20,459	17,490

NET ASSETS AVAILABLE FOR BENEFITS	$9,300,508	$7,569,399

See accompanying notes to financial statements.

2.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
Year ended December 31, 2009

Additions to net assets attributable to:
Investment income
Interest and dividends	$143,203
Net appreciation in fair value of investments	1,360,314
Contributions:
Participants	1,047,730
Employer	427,810
Amounts rolled over from other plans	37,434
Total additions	3,016,491

Deductions from net assets attributable to:
Benefits paid to participants	1,283,833
Service charges	1,549
Total deductions	1,285,382

Net increase	1,731,109

Net assets available for benefits:
Beginning of year	7,569,399

End of year	$9,300,508

See accompanying notes to financial statements.

3.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 1 - PLAN DESCRIPTION

The following description of the United Western Bancorp, Inc. 401(k) Plan (the “Plan”) is provided for general information purposes only.  Participants should refer to the plan document for a more complete description of the Plan’s provisions.

General and Eligibility:  The Plan is a defined contribution plan covering substantially all employees of United Western Bancorp, Inc. and subsidiaries (the “Company”, “Plan Sponsor”, or “Employer”) who have attained age 21.  The Company acts as the plan administrator.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

Contributions and Investment Options:  Participants may elect to contribute an amount of their compensation not to exceed a maximum allowed by federal regulations.  Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.  The Company makes a matching contribution equal to 50% of the Participant’s elective deferral contribution, not to exceed 6% of the Participant’s eligible compensation.  The Company also may make discretionary contributions to the Plan.  No discretionary contributions were made in 2009.  Upon enrollment in the Plan, a Participant may direct employee and employer contributions in any of the investment options offered by the Plan.  Participants may change their investment options at any time.

Based upon discriminatory testing required by the IRS, certain Plan Participants have contributed amounts in excess of nondiscriminatory limits for the plan years ended December 31, 2009 and 2008.  These amounts, $20,459 and $17,490, were reflected as excess contributions payable as of December 31, 2009 and 2008, respectively.

Participant Accounts: Each Participant’s account is credited with the Participant’s rollover contribution, Participant’s elective deferral contribution, the Company matching contribution and discretionary contributions, if any, and allocation of Plan earnings or losses thereon and service charges.  Allocations are based on Participant earnings or account balances, as defined in the Plan.  The benefit to which a Participant is entitled is the benefit that can be provided from the Participant’s vested account.

Vesting:  Participants are immediately vested in their elective salary deferral contributions plus earnings thereon.  Employer contributions vest as follows: 20% after the completion of one year of service, 40% after the completion of two years of service, and 100% after the completion of three years of service.  In the event of Plan termination, death, attainment of normal retirement age or permanent or total disability, Participants will become 100% vested in their account balances.

Payment of Benefits: Withdrawals from the Plan may be made by a Participant or beneficiary upon termination of employment, retirement, disability, death or termination of the Plan.  The vested balance of a Participant’s account will be distributed to the Participant or beneficiaries in a lump sum or rollover into another qualified plan.  Benefits are recorded when paid.

(Continued)

4.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 1 - PLAN DESCRIPTION (Continued)

Participant Loans:  Participants may borrow from their fund accounts a minimum of $1,000, up to a maximum equal to the lesser of $50,000, reduced by the highest outstanding loan balance during the preceding 12 months or 50% of their vested account balance.  The Plan document states the maximum term of the loan is five years from the date of the loan, unless such loan is used to acquire a dwelling unit which, within a reasonable time (determined at the time the loan is made), will be used as the principal residence of the Participant.  The loans are secured by the balance in the Participant’s account and accrue interest at a fixed rate, which are based on the prime rate of interest at the inception date of the loan plus 1%.  Such rates ranged from 4.25% to 9.25% at December 31, 2009.  Principal and interest are payable through semimonthly payroll deductions.

Forfeitures:  Forfeitures, as defined by the Plan, are first made available to reinstate previously forfeited account balances of former Participants who were reemployed by the Company before a one-year break in service occurs.  Remaining forfeitures, if any, are allocated to reduce future Company matching contributions.  At December 31, 2009, forfeitures to be used as future Company matching contributions were $74,693.

Operating Expenses:  Substantially all expenses of maintaining the Plan are paid by the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Standards Codification:  The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009.  At that date, the ASC became FASB’s officially recognized source of authoritative U.S. generally accepted accounting principles (“GAAP”) applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”) and related literature.  Rules and interpretive releases of the SEC under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  All other accounting literature is considered non-authoritative.  The switch to the ASC affects the way reporting entities refer to U.S. GAAP in financial statements and accounting policies.  Existing GAAP prior to the effective date of the ASC was not altered in compilation of the ASC.  Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Basis of Accounting:  The accompanying financial statements are prepared on the accrual basis of accounting.

Use of Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles requires plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein.  Actual results could differ from those estimates.

(Continued)

5.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards:  ASC Topic 820, “Fair Value Measurements and Disclosures.” New authoritative accounting guidance under ASC Topic 820, “Fair Value Measurements and Disclosures,” affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Plan adopted the new authoritative accounting guidance under ASC Topic 820 as of January 1, 2009.  See Investment valuation and income recognition section for additional information.

Effect of Newly Issued But Not Yet Effective Accounting Standards:  ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures About Fair Value Measurements.”  ASU 2010-06 requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) company’s should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required for the Plan beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Plan on January 1, 2010.

Investment Valuation and Income Recognition:  The Plan’s investments are stated at fair value.  Investment transactions are recorded on a trade date basis.  Gains and losses on sales of investments are determined using the average-cost method.  Interest is recorded when earned.  Dividends are recorded on the ex-dividend date.

In the Plan’s financial statements, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset in an orderly transaction between market participants at the measurement date. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact, and (iv) willing to transact.

(Continued)

6.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

To determine fair value often requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard the accounting literature has established a fair value hierarchy that gives the highest priority to quoted prices in active markets for assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Plan has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3:  Significant unobservable inputs that reflect the Plan’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

In some cases, a valuation technique used to measure fair value may include inputs from multiple levels of the fair value hierarchy.  The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy.

Mutual funds and Company Common Stock:  Shares of registered investment companies (mutual funds) and Company common stock are reported at fair value based on the quoted market price on nationally recognized securities exchanges (level 1 inputs).

(Continued)

7.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Collective Trusts (Stable Value Fund):  The fair values of participation units in the stable value fund are based upon the net asset values of such fund, after adjustments to reflect all stable value fund investments at fair value, including direct and indirect interest in fully benefit-responsive contracts, as reported in the audited financial statements of the stable value fund (level 3 inputs).  The stable value fund invests in guaranteed investment contracts, synthetic investment contracts, unaffiliated collective trust funds, and unaffiliated money market funds.  The stable value fund’s investment objective is to provide participants with stability of principal and to generate a competitive yield, while maintaining a high level of credit quality, liquidity, and interest rate tracking ability.  The stable value fund provides for daily redemptions by the Plan and has redemption prices that are determined by the stable value fund’s net asset value per unit.

Investment contracts, held by a defined-contribution plan, are required to be reported at fair value.  The US Bank Stable Asset Fund is comprised of investment contracts valued at contract value as estimated by the trustee, which approximates fair value.  The value of the investment in the US Bank Stable Asset Fund was $888,182 and $616,146 as of December 31, 2009 and 2008, respectively.

While Plan’s investment in the US Bank Stable Asset Fund is presented at fair value in the statement of net assets available for benefits, any material difference between the fair value of the Plan’s interests in fully benefit-responsive investment contracts and their contract value is presented as an adjustment line in the statement of net assets available for benefits, because contract value is the relevant measurement attribute for that portion of the Plan’s net assets available for benefits.  Contract value represents contributions made to a contract, plus earnings, less participant withdrawals and administrative expenses.  Participants in fully benefit-responsive contracts may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.  The Plan holds an indirect interest in fully benefit-responsive contracts through its investment in a stable value fund.  No adjustments from fair value to contract value are presented in the statements of net assets available for benefits, as the amounts of the adjustments have been determined to be immaterial.

Participant Loans:  Participant loans are valued at amortized costs (level 3 inputs), which includes accrued interest.  Management believes amortized cost approximates fair value since each loan is limited to 50% of a participant’s vested account balance upon issuance and the Plan is legally restricted from selling the loans.

(Continued)

8.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments measured at fair value on a recurring basis as of December 31, 2009 and 2008, are summarized below:

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)

Investments at December 31, 2009:
Mutual funds:
Large cap	$2,476,797	$-	$-
International	1,631,472	-	-
Mid cap	1,838,965	-	-
Small cap	958,546	-	-
Money market	632,888	-	-
Real estate	291,292	-	-
Growth	156,519	-	-
Retirement	113,411	-	-
Total Mutual funds:	$8,099,890	$-	$-

Collective trusts - Stable value	-	-	888,182
Company common stock	214,519	-	-
Participant loans	-	-	118,376

Investments at December 31, 2008:
Mutual funds:
Large cap	$2,008,645	$-	$-
Mid cap	1,625,145	-	-
International	1,378,262	-	-
Small cap	812,391	-	-
Real estate	186,400	-	-
Money market	155,843	-	-
Retirement	28,042	-	-
Growth	17,845	-	-
Total Mutual funds:	$6,212,573	$-	$-

Collective trusts - Stable value	-	-	616,146
Company common stock	506,265	-	-
Participant loans	-	-	251,905

(Continued)

9.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The table below presents a reconciliation of all investments measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the year ended December 31, 2009, including the reporting classifications for the applicable gains and losses included in the statement of changes in net assets available for benefits:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)

	Collective trusts -	Participant
	Stable value	Loans	Total

Beginning balance, January 1, 2009	$616,146	$251,905	$868,051
Total realized and unrealized gains or losses

Included in change in net assets available for benefits:
Interest and dividend income	2	11,490	11,492
Purchases, sales, issuances and settlements (net)	272,034	(145,019)	127,015
Transfers in and/or out of Level 3	-	-	-

Ending balance, December 31, 2009	$888,182	$118,376	$1,006,558

(Continued)

10.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 3 - ADMINISTRATIVE EXPENSES

Certain administrative functions are performed by officers or employees of the Company.  No such officer or employee receives compensation from the Plan.  Substantially all administrative expenses of the Plan are paid directly by the Company.

NOTE 4 - INVESTMENTS

The following presents investments that represent 5% or more of the Plan’s net assets as of December 31:

	2009	2008

American Beacon Balanced Fund	$513,067	$428,138
First American Large Cap Value Fund Y	588,652	666,271
First American Mid Cap Growth Opp Y	698,519	616,737
First American Prime Obligations Fund Y	632,888	*
Goldman Sachs Mid Cap Value Fund Inst	1,109,547	1,004,808
Royce Total Return Inst	561,133	480,148
T. Rowe Price Blue Chip Growth	659,107	506,091
UMB Scout International Fund	1,233,568	1,121,004
United Western Bancorp Stock	*	506,265
US Bank Stable Asset Fund	888,182	616,146
Vanguard Inter-Term Corporate Fund	627,023	405,546

*Balance is less than 5% of Plan assets.

During the year ended December 31, 2009 the Plan’s investments (including investments bought, sold and held during the year) appreciated in value as follows:

Net
Appreciation
in Fair Value

Mutual funds	$1,732,206
Collective trusts	14,688
Company common stock	(386,580)

$1,360,314

NOTE 5 - PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan at any time subject to the provisions of ERISA.  Upon termination of the Plan, all of the Participants affected would immediately become fully vested in their accounts at the date of termination.   Sterling Trust employees were terminated as a result of the Company’s sale of Sterling Trust assets on June 29, 2009, and became 100% vested in their company matching contributions and discretionary contribution accounts as of their termination dates, since their termination resulted in a partial plan termination.  The amount that immediately vested was not significant to the Plan’s assets.

(Continued)

11.

UNITED WESTERN BANCORP, INC. 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 6 - TAX STATUS

Effective September 21, 2007, the Plan adopted the prototype plan document of Orchard Trust Company, the trust subsidiary of Great-West Retirement Services.  This prototype plan document received a favorable determination letter from the Internal Revenue Service on March 31, 2008.  Plans that adopt prototype documents are no longer required to file for an individual determination letter.  Although the Plan has been amended from the original prototype document, Plan management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code.  Therefore, no provisions for income tax have been included in the Plan’s financial statements.

NOTE 7 - RISKS AND UNCERTAINTIES

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participants’ account balances and the amounts reported in the statement of net assets available for benefits.

NOTE 8 - RELATED-PARTY TRANSACTIONS

Effective September 22, 2007, the Plan allowed Participants to direct their account balance in common stock of the Company.  There are $214,519 and $506,265 of Plan assets invested in United Western Bancorp Stock at December 31, 2009 and 2008, respectively.

Participant loans held by the Plan are also considered party-in-interest transactions.

12.

SUPPLEMENTAL SCHEDULE

UNITED WESTERN BANCORP, INC. 401(k) PLAN
SCHEDULE H – PART IV, LINE 4i - SCHEDULE OF ASSETS
(HELD AT END OF YEAR)
December 31, 2009

Name of Plan Sponsor:  United Western Bancorp, Inc.
Employer Identification Number:  84-1233716
Three-Digit Plan Number:  001

		(c)
	(b)	Description of Investment
	Identity of Issue, Borrower,	Including Maturity Date	(d)
	Identity of Issue, Borrower,	Rate of Interest, Collateral	Number of	(e)	(f)
(a)	Lessor, or Similar Party	Par or Maturity Value	Shares/Units	Cost	Fair Value

		Common Stock:
*	United Western Bancorp, Inc	United Western Bancorp Stock	77,724	#	$214,519

		Mutual Funds:
	American Beacon	American Beacon Balanced Fund	42,756	#	513,067
	First American	First American Large Cap Value Fund Y	42,137	#	588,652
	First American	First American Mid Cap Growth Opp Y	20,413	#	698,519
	First American	First American Prime Obligations Fund Y	632,888	#	632,888
	Goldman Sachs	Goldman Sachs Mid Cap Value Fund Inst	38,037	#	1,109,547
	Keeley	Keeley Small Cap Value Fund	18,693	#	370,498
	Lazard	Lazard Emerging Markets Fund Instl	5,302	#	95,489
	Lord Abbett	Lord Abbett Small Cap Blend Fund Y	1,950	#	26,916
	Pioneer	Pioneer Fund Class Y Fund	1,703	#	61,030
	Royce	Royce Total Return Instl	51,957	#	561,133
	T. Rowe Price	T. Rowe Price Blue Chip Growth	20,113	#	659,107
	T. Rowe Price	T. Rowe Price Real Estate	21,062	#	291,292
	T. Rowe Price	T. Rowe Price Retirement 2010 Fund	33	#	455
	T. Rowe Price	T. Rowe Price Retirement 2015 Fund	3,339	#	35,626
	T. Rowe Price	T. Rowe Price Retirement 2020 Fund	419	#	6,115
	T. Rowe Price	T. Rowe Price Retirement 2025 Fund	3,738	#	39,655
	T. Rowe Price	T. Rowe Price Retirement 2030 Fund	863	#	13,056
	T. Rowe Price	T. Rowe Price Retirement 2035 Fund	351	#	3,735
	T. Rowe Price	T. Rowe Price Retirement 2040 Fund	471	#	7,142
	T. Rowe Price	T. Rowe Price Retirement 2045 Fund	80	#	806
	T. Rowe Price	T. Rowe Price Retirement 2050 Fund	62	#	529
	T. Rowe Price	T. Rowe Price Retirement 2055 Fund	251	#	2,103
	T. Rowe Price	T. Rowe Price Retirement Income Fund	343	#	4,189
	Templeton	Templeton Global Bond A	31,282	#	397,904
	UMB Scout	UMB Scout International Fund	42,332	#	1,233,568
	Vanguard	Vanguard 500 Index	866	#	88,947
	Vanguard	Vanguard Inter-Term Corporate Fund	65,179	#	627,023
	Victory	Victory Special Value I	2,279	#	30,899

		Collective Trusts
	US Bank	US Bank Awaiting Purchase Fund	8	#	8
	US Bank	US Bank Stable Asset Fund	22,446	#	888,174

		Participant Loans
*		Maturities through October 2034 - interest rates from 4.25% to 9.25%		#	118,376

					$9,320,967

# Participant-directed investments. Cost is not required to be disclosed.
* Denotes a party in interest.

13.